For Immediate Release

Contact:    Roger S. Deacon, CFO
       (215) 775-1435

Fox Chase Bancorp, Inc. Plan of Conversion
and Reorganization Approved by Shareholders and MHC Members

Fox Chase Bancorp, Inc. Announces Completion of Syndicated Community Offering; Conversion Expected to Close June 29th

June 24, 2010, Hatboro, PA– Fox Chase Bancorp, Inc. (the “Company”) (Nasdaq: FXCB), holding company for Fox Chase Bank, announced today that the Company’s Plan of Conversion and Reorganization was approved by members of Fox Chase MHC and the shareholders of Fox Chase Bancorp at separate meetings held today.  Shareholders of the Company also elected Richard M. Eisenstaedt and Anthony A. Nichols, Sr. to three-year terms and ratified the appointment of KPMG LLP as the Company’s independent registered accounting firm for the year ending December 31, 2010.

The Company also announced today that new Fox Chase Bancorp, Inc. has received orders to purchase common stock sufficient to complete the offering being conducted in connection with the second-step conversion of Fox Chase Bank.  The conversion and offering are expected to be completed on June 29, 2010.  The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, Fox Chase MHC and Fox Chase Bancorp will cease to exist and new Fox Chase Bancorp, the Maryland corporation formed to facilitate the conversion, will become the parent holding company of Fox Chase Bank and will be wholly owned by public stockholders.

A total of 8,712,500 shares of common stock, the minimum of the offering range, will be sold in the subscription, community and syndicated community offerings at $10.00 per share, including 348,500 shares to be purchased by the Fox Chase Bank Employee Stock Ownership Plan.  As part of the conversion, each existing share of Fox Chase Bancorp will be converted into the right to receive 1.0692 of a share of new Fox Chase Bancorp common stock.  The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in new Fox Chase Bancorp as they owned in Fox Chase Bancorp.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Total shares outstanding after the stock offering and the exchange will be approximately 14,550,409 shares.

Fox Chase Bancorp common stock will continue to trade on the Nasdaq Global Market under the trading symbol FXCB through June 28, 2010.  Beginning on June 29, 2010, the shares of new Fox Chase Bancorp common stock will trade on the Nasdaq Global Market under the trading symbol FXCBD for a period of 20 trading days.  Thereafter, the trading symbol will revert to FXCB.

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about June 29, 2010.  Stockholders of Fox Chase Bancorp holding shares in street name or in book-entry form will receive shares of the Company within their accounts. Stockholders of Fox Chase Bancorp holding shares in certificated form will be mailed a letter of transmittal on or about July 6, 2010 and will receive their shares of Company common stock in book-entry form through the Company’s Direct Registration System and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor to Fox Chase Bancorp and sole book-running manager of the syndicated community offering.  Janney Montgomery Scott LLC and Sterne, Agee & Leach, Inc. acted as co-managers for the syndicated community offering.  Kilpatrick Stockton LLP acted as legal counsel to Fox Chase Bancorp.

Fox Chase Bancorp, Inc. is the holding company for Fox Chase Bank, a federal savings bank headquartered in Hatboro, Pennsylvania.  Fox Chase Bank operates eleven full-service banking offices in Bucks, Chester, Delaware, Philadelphia and Montgomery Counties in Pennsylvania and Atlantic and Cape May counties in New Jersey.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Fox Chase Bancorp and Fox Chase Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new Fox Chase Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.